EXHIBIT 99.1


         S3 INCORPORATED INTENDS TO VIGOROUSLY DEFEND SECURITIES LAWSUIT


SANTA CLARA, Calif., Nov. 6/PRNewswire/ -- S3 Incorporated (Nasdaq: SIII) today
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strongly denied allegations of wrongdoing outlined in a class action lawsuit filed in the U.S. District Court for the Northern District of California. The Company intends to vigorously defend against the lawsuit, which accuses the Company and certain of its directors and present and former executive officers of violating securities laws.

The suit alleges violation of federal securities laws in connection with alleged failures to disclose certain financial and other business information about the company during the period from July 15, 1996 to November 3, 1997. The suit seeks unspecified damages on behalf of an alleged class of investors who purchased S3 stock during this period.

S3 said the suit is without merit and that it will vigorously defend itself against the lawsuit.

About S3 Incorporated

S3 Incorporated, founded in 1989 with headquarters in Santa Clara, California, is the world's largest supplier of multimedia acceleration hardware and its associated software.* S3 is committed to applying its expertise in audio, video and graphics acceleration to create innovative and affordable products for the home, desktop and mobile markets. The company's vision for the future is to also bring a rich, consumer electronics-type experience to PC users -- integrating the best available consumer multimedia technologies into the mainstream PC platform.

* Source:  Mercury Research (Scottsdale, AZ)